FORM OF EMPLOYEE STOCK OPTION GRANT LETTER

DELCATH SYSTEMS, INC.

2009 STOCK INCENTIVE PLAN

July 6, 2009

Eamonn Hobbs
c/o Delcath Systems, Inc.
Rockefeller Center
600 Fifth Avenue, 23rd Floor
New York, NY  10020

Dear Mr. Hobbs:

This letter sets forth the terms and conditions of the stock option granted to you by Delcath Systems, Inc. (the “Company”) on July 6, 2009, in accordance with the provisions of its 2009 Stock Incentive Plan (the “Plan”).  You have been granted an option (the “Option”) to purchase 500,000 shares of the Company’s Common Stock (“Common Stock”).  The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  You are party to an employment agreement entered into with the Company on July 4, 2009 (as the same may be amended or restated from time to time, the “Employment Agreement”).

The Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan) from time to time, and this letter.  Any terms used in this letter and not defined herein have the meanings set forth in the Plan.

1. Option Price

The price at which you may purchase the shares of Common Stock covered by the Option is $3.36 per share, which is the Fair Market Value of a share on the date of grant of your Option.

2. Term of Option

Your Option expires on July 6, 2019.  However, your Option may terminate prior to such expiration date as provided in paragraph 6 of this letter or pursuant to the Plan.  Regardless of the provisions of paragraph 6 and the Plan, in no event can your Option be exercised after the expiration date set forth in this paragraph 2.

3. Exercisability of Option

(a) Unless it becomes exercisable on an earlier date as provided in paragraph 6 or pursuant to the Plan, your Option will become exercisable in installments as provided below.

(b) Provided that you remain in continuous service as an employee of the Company or its Subsidiaries on such date:

Date	Number of shares as to which Option becomes exercisable
July 6, 2009	50,000 (vested at grant)
July 6, 2010	150,000
July 6, 2011	150,000
July 6, 2012	150,000

(c) If earlier than provided in Section 3(a) (and, without duplication, reduced by any shares that have previously become exercisable pursuant to Section 3(a)), provided you remain in continuous service as an employee of the Company or its Subsidiaries on such date: (i) 112,500 of the shares subject to the Option shall become exercisable upon receipt by the Company of financing from third party investors of $15 million or more (gross proceeds), (ii) 112,500 of the shares subject to the Option shall become exercisable on submission to the U.S. Food and Drug Administration (the “FDA”), with the consent of the Board, of a Premarket Approval or New Drug Approval (as such terms are used by the FDA) for the Company’s percutaneous hepatic perfusion treatment system, and (iii) 225,000 of the shares subject to the Option shall become exercisable upon the FDA’s formal written notice of such approval including FDA-approved labeling language for the percutaneous hepatic perfusion treatment.

(d) Notwithstanding the foregoing, all shares subject to the Option shall immediately become exercisable upon (i) your Involuntary Termination (as defined in the Employment Agreement) after July 6, 2010 or (ii) a Change of Control (as such term is defined in subsections (a)-(d) of the definition of “Change of Control” contained in the Plan).  Upon your Involuntary Termination between July 6, 2009 and July 6, 2010, an additional number of shares subject to the Option shall become exercisable such that the Option shall be exercisable as to a total of 250,000 shares as of your employment termination date.

(e) To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates.

4. Exercise of Option

You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock you desire to purchase and paying the option price for such shares. The notice must be in the form provided by the Company from time to time (the “Option Exercise Form”), which may be obtained from the Company’s Controller.  The notice must be hand delivered or mailed to the Company at the address of its executive offices, 600 Fifth Avenue, 23rd Floor, New York, NY 10020; Attention: Controller, or may be provided electronically to the extent and in the manner provided under procedures adopted by the Company.  Payment of the option price may be made in any manner permitted under paragraph 5.  The cash, Common Stock or documentation described in the applicable provision of paragraph 5 must accompany the Option Exercise Form.  Subject to Section 5, your Option will be deemed exercised on the date the Option Exercise Form (and payment of the option price) is hand delivered, received by electronic transmission (if permitted), received by overnight courier, or if mailed, postmarked.

5. Satisfaction of Option Price.  Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company).  Unless prohibited by the Committee in its discretion (at any time prior to completion of the desired Option exercise), your Option may also be exercised using any of the following methods or a combination thereof:

(a) Payment of Common Stock.  You may satisfy the option price by tendering shares of Common Stock that you own.  For this purpose, the shares of Common Stock so tendered shall be valued at the closing sales price of the Common Stock on The Nasdaq Capital Market (or the exchange or market determined by the Committee to be the primary market for the Common Stock) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the closing sales price on the nearest trading date before such date.  The certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers.  Only stock certificates issued solely in your name may be tendered to exercise your Option.  Fractional shares may not be tendered in satisfaction of the option price; any portion of the option price that is in excess of the aggregate value (as determined under this paragraph 5(a)) of the number of whole shares tendered must be paid in cash.  If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the option price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

(b) Broker-Assisted Cashless Exercise.  You may satisfy the option price by delivering to the Company a copy of irrevocable instructions to a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and withholding tax obligation resulting from such exercise.  The broker must agree to deposit the entire sale proceeds into a Company-owned account pending delivery to the Company of the option price and tax withholding amount.  Shares issued under this method of exercise will be issued to the designated brokerage firm for your account.  The ability to use this method of exercise is subject to the Company’s approval of the broker and of the specific mechanics of exercise.

(c) Net Share Exercise.  You may satisfy the option price by delivering to the Company an Option Exercise Form that directs the Company to withhold a sufficient number of the shares acquired upon exercise to satisfy the aggregate option price and tax withholding obligation with respect to the shares as to which the Option is being exercised.  For purposes of this provision, the shares of Common Stock applied to satisfy the option price and withholding obligation shall be valued in the same manner as provided under paragraph 5(a).

6. Termination of Employment

(a) General.  The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.  Following your employment termination, your Option will be exercisable only with respect to the number of shares you were entitled to purchase on the date of the termination of your employment and only for the period of time specified below.  The Option shall terminate upon the date of the termination of your employment with respect to any shares that were not exercisable as of your employment termination date.

(i) Termination of Employment for Cause.  If the Company or a Subsidiary terminates your employment for Cause, your Option will terminate on the date of such termination of employment.  For this purpose, “Cause” shall have the meaning set forth in the Employment Agreement.

(ii) Resignation.  If you resign from the Company or a Subsidiary other than upon Retirement (as defined below), your Option will terminate 90 days after such termination of employment.

(iii) Termination Without Cause.  If the Company or a Subsidiary terminates your employment without Cause or if the Subsidiary or division in which you are employed is sold by the Company, your Option will terminate 90 days after such termination of employment.

(iv) Death or Disability.  If your employment terminates by reason of death or Disability, your Option will terminate one year after such termination of employment.  For purposes of this provision, “Disability” means that as of the date of your termination of employment, you suffer from a medically determinable physical or mental impairment that renders you unable to perform substantially all of the duties of your position and can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(v) Retirement.  Upon your Retirement from the Company, except as provided in the next sentence, you may exercise your Option for a period of one year following your Retirement, but not beyond the term of the Option.  If you serve as a director of the Company immediately following your Retirement, your Option will terminate one year after the termination of your service as a director, but not beyond the term of the Option.  For purposes of this provision, “Retirement” means termination of your employment with the Company and its Subsidiaries after you have attained age 60 and ten years of continuous employment with the Company and/or its Subsidiaries.

(vi) Acceleration and Adjustments of Exercise Period.  The Committee may, in its discretion, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this paragraph 6(a), but not beyond the expiration date of your Option as set forth in paragraph 2 above.

(b) Committee Determinations.  The Committee shall have absolute discretion to make all determinations reserved to it under the Plan or this letter, including without limitation the date and circumstances of termination of your employment, and its determinations shall be final, conclusive and binding upon you and your beneficiaries.

7. Tax Withholding

You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, local or other withholding tax liability.  If you exercise your Option by payment of cash or Common Stock, you can satisfy your withholding obligation by making a cash payment to the Company of the required amount.  In addition, unless the Committee in its discretion prohibits such method, you may satisfy your withholding obligation by having the Company retain from the Common Stock otherwise deliverable to you upon exercise of your Option shares of Common Stock having a value equal to the minimum amount of any required tax withholding with respect to the exercise.  If you exercise your Option using the broker-assisted cashless option exercise method, the Committee may require that any required tax withholding be retained by the Company from the proceeds of the sale of your shares.  If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company or a Subsidiary shall have the right to withhold the required amount from your salary or other amounts payable to you.

Any election to have shares withheld must be made on or before the date you exercise your Option.  A copy of the withholding election form may be obtained from the Company’s Controller.  The election form does not apply to exercises under the cashless option exercise method or the net share exercise method.  Share withholding is mandatory if you are using the net share method of exercise.

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws.  The total amount of income you recognize by reason of exercise of the Option will be reported to the tax authorities in the year in which you recognize income with respect to the exercise.  Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

8. Administration of the Plan

The Plan is administered by the Committee.  The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan.  All decisions and acts of the Committee are final and binding on all affected Plan participants.

9. Non-transferability of Option

The Option granted to you by this letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your  death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraph 2 and 6) by the executor or administrator of your estate or by a person who acquired the  right to exercise your Option by bequest or inheritance or  by reason of your death.

10. Amendment and Adjustments to your Option

The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the Option granted by this letter, in specified circumstances, as provided in the Plan.

11. Effect on Other Benefits

Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under the Company’s other benefit plans.

12. Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation or stock exchange requirement.  If required by law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

13. Data Privacy

By accepting this Option you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan.  By accepting this Option you waive any data privacy rights you may have with respect to such information.  You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Controller; however, any such revocation may adversely affect your ability to participate in the Plan and to exercise any stock options previously granted under the Plan.

14. Consent to Jurisdiction

Your Option and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules.  Any dispute arising out of this Option or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A.  This Option is issued on the condition that you accept such venue and submit to the personal jurisdiction of any such court.

15. Entire Agreement.

This letter embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof, including, without limitation, the Employment Agreement.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

*     *     *     *     *

If you have any questions regarding your Option or would like to obtain additional information about the Plan or its administration, please contact the Company’s Controller, Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, NY 10020 (telephone (212) 489-2100).

This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

/s/ Barbra C. Keck

Name:  Barbra Keck
Title: Controller

Acknowledged and Agreed:

/s/ Eamonn Hobbs

Eamonn Hobbs